Exhibit 10.8

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”), dated as of February 14, 2020 (the “Effective Time”), is entered into by and among Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), and Boxwood Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Each of the Company and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Unit Purchase Agreement, dated as of August 12, 2019 (as amended, the “Purchase Agreement”), by and among the Company, Atlas TC Holdings LLC, Atlas TC Buyer LLC, Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Atlas Seller”), and Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), the Company is acquiring all of the limited liability company interest in Atlas Intermediate; and

WHEREAS, it is a condition to closing under the Purchase Agreement that the Sponsor enter into this Agreement which provides for restrictions on the Transfer of its shares of Common Stock on the terms and subject to the conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Restrictions on Transfer of Common Stock.

(a) Except as otherwise provided for herein, Sponsor shall not, prior to the end of the Lock Up Period, Transfer shares of Common Stock or warrants to purchase shares of Common Stock Beneficially Owned or otherwise held by it.

(b) Sponsor and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the shares of Common Stock and warrants to purchase shares of Common Stock, in each case, held or Beneficially Owned by Sponsor shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(ii) each certificate evidencing any shares of Common Stock or warrants to purchase shares of Common Stock held by Sponsor and each certificate issued in exchange for or upon the Transfer of any shares of Common Stock or warrants to purchase shares of Common Stock held by Sponsor (unless such shares are not or are no longer subject to the restrictions on Transfer set forth in this Section 1) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 14, 2020, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing such Common Stock and such warrants to purchase shares of Common Stock. The legend set forth above shall be removed from the certificates evidencing any shares of Common Stock that are not or are no longer subject to the restrictions on Transfer set forth in this Section 1.

(c) Any purported Transfer of shares of Common Stock or warrants to purchase shares of Common Stock held by Sponsor in violation of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(d) Notwithstanding anything to the contrary in this Section 1 Transfers of shares of Common Stock or warrants to purchase shares of Common Stock by Sponsor are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this Section 1 as if they were the original holders of such shares and (B) promptly Transfer such shares back to Sponsor if they cease to be a Permitted Transferee for any reason prior to the date such shares become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

(e) The restrictions on Transfer set forth in Section 1(a) shall automatically terminate upon the occurrence of a Change of Control during the Lock Up Period.

Section 2. Definitions.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Atlas Seller” has the meaning set forth in the recitals.

“Atlas Intermediate” has the meaning set forth in the recitals.

“BCP” means collectively Atlas Technical Consultants SPV, LLC, a Delaware limited liability company (“ATC SPV”) and Arrow Environmental SPV, LLC, a Delaware limited liability company.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Change of Control” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $0.0001 per share, of the Company.

“Common Stock” shall mean the shares of Class A Common Stock and Class B Common Stock.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“Law” has the meaning ascribed to it in the Purchase Agreement.

“Lock Up Period” means the period commencing on the Effective Time and ending on the earlier of (a) the date that is twelve months following the Effective Time or (b) if BCP Transfers either (i) Common Stock Beneficially Owned or otherwise held by BCP resulting in gross proceeds to BCP equal to at least $50,000,000 or (ii) all shares of Common Stock Beneficially Owned or otherwise held by BCP which were subject to an initial six (6) month restriction on Transfer, if the proceeds received from the Transfer of such shares of Common Stock is less than $50,000,000, the date on which the reported sales price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period.

“Party” has the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Proceeding” has the meaning ascribed to it in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the recitals.

“Termination Event” has the meaning set forth in Section 15.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of Law) of Common Stock. “Transferable” and “Transferee” shall each have a correlative meaning.

Section 3. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Sponsor may not assign any of its rights or obligations hereunder without the prior written consent of the Company. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 4. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 5. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to the Sponsor:

Boxwood Sponsor LLC
8801 Calera Drive
Austin, Texas 78735
Attention: Steve Kadenacy
E-mail: sk@boxwoodmc.com

(b)	If to the Company:

Atlas Technical Consultants, Inc.
13215 Bee Cave Parkway
Bldg. B, Suite 230
Austin, Texas 78738
Attention: L. Joseph Boyer
Email: joe.boyer@atlastechnical.us

Section 6. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 7. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 8. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 10. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12. Entire Agreement. This Agreement, together with the Purchase Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Director Nomination Agreement and the Purchase Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 14. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties and, in the case of the Company, approved by the unanimous vote of the members of the Board who are not affiliated with Sponsors or BCP. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 15. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall immediately and without further action by any of the Parties, automatically terminate upon the termination of, or the occurrence of a Termination Event under, the Director Nomination Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Sponsor:

BOXWOOD SPONSOR LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Manager

[Signature Page to Lock-Up Agreement]

Company:

ATLAS TECHNICAL CONSULTANTS, INC.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]